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                                                                   EXHIBIT 10.32

                        TECHNICAL ASSISTANCE AGREEMENT


     THIS AGREEMENT is made as of July 23, 1997.

     BETWEEN

     (1) SATURN COMMUNICATIONS LIMITED, a corporation incorporated under the laws of New Zealand whose registered office is at P.O. Box 354, Paraparaumu, New Zealand (the "Company").

     (2) SASKTEL HOLDING (NEW ZEALAND) INC., a Saskatchewan corporation, the principal executive office of which is at 2121 Saskatchewan Drive, Regina, Saskatchewan, Canada, S4P 3Y2 ("SaskTel").

     WHEREAS

     (A) SaskTel, through its own personnel and through personnel made available to it by its Affiliates, has extensive experience in designing, engineering, constructing, marketing, and managing telephone networks in Canada and the United Kingdom; and

     (B) The Company owns, operates, and is completing construction of wireline and wireless networking for the provision of multi-channel television, telephony and data services in New Zealand (the "Network") and in connection therewith the Company wishes to obtain the benefit of SaskTel's experience and assistance with respect to the administrative and technical operations of the telephony and data services portion of the Network on the terms and conditions hereinafter appearing.

     NOW IT IS HEREBY AGREED as follows:

     1.   DEFINITIONS AND INTERPRETATIONS

          1.1  In this Agreement unless the context otherwise requires:

          "Affiliate" of a person shall mean any entity (including, without
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limitation, any person, partnership, corporation, limited liability company or other entity), which, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the person. For purposes of this Agreement, the only Affiliates of SaskTel shall be (a) Saskatchewan Telecommunications Holding Corporation ("STHC"), (b) any entity controlled by STHC, or (c) any entity controlled by Crown Investment Corporation of Saskatchewan that is engaged in a telecommunications business.

          "Company" shall mean the Company or any operating subsidiary of the
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Company which will design, build and operate broadband networks and pursuant to which a multi-channel television, telephony and data service shall be provided to its customers.
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          "Exchange" shall mean all telephone switch central office equipment
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including, without limitation, the building, associated power, air conditioning, electrical, etc.

          "Gross Revenues" shall mean the consolidated gross revenues of the
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Company from services sold to subscribers or other customers in the ordinary course of business, including, without limitation, subscriber fees, installation fees, disconnection fees, pay channel fees and advertising revenue, but not including customer deposits, consultancy fees, financial income and gain from the sale of any asset, net of sales taxes, value added taxes and similar taxes, determined in accordance with the accounting rules of New Zealand as amended from time to time.

          "Related Entity" of a party shall refer to any entity in which such
           --------------
party holds a beneficial interest, directly or through one or more intermediaries.

     2.   APPOINTMENT

     The Company hereby appoints SaskTel, along with UIH Asia/Pacific Communications, Inc. ("UAP"), as a technical adviser to provide services with respect to the design, construction, operation, maintenance, administration and marketing and programming of the telephony, broadcast and data services portion of the Network, and SaskTel hereby accepts such engagement pursuant to the provisions of this Agreement.

     3.   GENERAL DUTIES OF SASKTEL

          3.1 From time to time, on its own initiative and additionally, when reasonably requested by the Company's Board of Directors or Executive Committee of the Board of Directors, SaskTel shall, through its officers, employees, agents and other personnel, provide technical assistance to the Company in accordance with the terms of this Agreement.

          3.2 SaskTel shall devote its best effort to carrying out the advisory and consultancy functions specified in this Agreement, and shall perform its duties hereunder in a professional, expert and diligent manner and in accordance with the same standards SaskTel customarily applies in the operation or management of telephony, broadcast and data networks owned or managed by SaskTel or its Affiliates.

          3.3 SaskTel agrees to provide whatever personnel (whether employed directly by SaskTel or any of its Affiliates or Related Entities) as are reasonably required to fulfill its obligations under this Agreement, and agrees that, as reasonably required by the Company, such personnel shall provide the services called for by this Agreement on-site at the Systems or the offices of the Company in New Zealand.

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     4.   SPECIFIC DUTIES OF SASKTEL

     From time to time as reasonably requested by the Company, SaskTel, and in cooperation with UAP, shall provide, through advice, consultation and other means, technical assistance to the Company with respect to the matters described below:

          4.1  MARKETING FOR COMPANY

          SaskTel shall, provide advice regarding marketing, selling and advertising functions, including assistance and advice with respect to:

               (a)  the development of sales procedures and reporting functions;

               (b)  incentive programs;

               (c)  training of sales personnel;

               (d)  brochures and advertising programs;

               (e)  customer complaint handling;

               (f)  billing, rates and tariffs;

               (g)  promotional offers and other sales techniques;

               (h)  research and analysis;

               (i)  regulatory issues; and

               (j)  advice on selection and packaging of basic and pay channels.

          4.2  SUBSCRIBER MANAGEMENT AND INFORMATION SYSTEMS

               SaskTel will assist the Company in the design, planning, acquisition, implementation, operation and monitoring of all phases of the Information Technology associated with the Network. This will include, but not be limited to, the following:

               (a) Addressable Control System which directly control, manage and maintain the Exchange and transmission equipment attached to the Network;

               (b) Computer Aided Design and Drafting which assists Network designers in engineering the Network;

               (c) Project Management System which tracks materials, time and money associated with the construction phase of the project;

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               (d)  Purchasing and Material Acquisition which functions to control material acquisition, handling and issuance;

               (e) Accounting including Nominal Ledger, Payables, Receivables, Payroll, Budgeting, Fixed Assets, and Management Reporting;

               (f) Office Systems including word processing, planning, graphics and electronic mail systems;

               (g)  Subscriber Management and Billing;

               (h)  Facilities management system;

               (i)  Customer care management system;

               (j)  Call distribution management system; and

               (k) Miscellaneous Related Systems such as Vehicle Management, Advertising sales and Tracking Systems, Automated Telephone Response Units, Status Monitoring Systems, and others which directly connect and interact with various systems mentioned above.

          4.3  PERSONNEL AND TRAINING

               (a) SaskTel shall provide advice regarding the establishment of standards and methods for the selection, training, monitoring and work safety of the personnel involved in the operation, maintenance and administration of the telephony, broadcast and data services portion of the Network.

               (b) From time to time, as reasonably requested by the Company, SaskTel shall:

                    (i) Provide training for officers, employees or agents of the Company;

                    (ii) Assign personnel to undertake advisory, training or operational duties in the Company, in each case subject to the direct supervision of the Company or its representatives; and/or

                    (iii) Assist the Company in the identification and evaluation of candidates with the relevant experience for senior management positions.

               (c) The Company shall at all times and at the cost of the Company maintain relevant insurance for all employees and personnel of SaskTel providing on-site services, covering both personal damages and third party liability.

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          4.4  DESIGN, CONSTRUCTION, INSTALLATION AND MAINTENANCE OF THE NETWORK
AND CUSTOMER PREMISE EQUIPMENT

               (a) SaskTel shall, in consultation with the Company, assist in all aspects of the design and construction of the Network, and shall give advice regarding the implementation of such plan.

               (b) The items to be considered by SaskTel in assisting the Company in developing and implementing the design and construction of the Network shall include, without limitation, the following matters:

                    (i) The type of equipment to be used in the construction of the telephony, broadcast and data services portion of the Network;

                    (ii) Recommendations as to manufacturers and the equipment to be provided by them;

                    (iii)  Appropriate costs and expenditures;

                    (iv) Terms of contracts for purchase and installation of equipment;

                    (v) Mapping of the operating areas using computerized design techniques;

                    (vi) The use of electronics and/or fiber optics for both above ground and underground installations;

                    (vii)  Advice in selecting contractors;

                    (viii) Recommendations on methods to be used by contractors to build the Network;

                    (ix)   Acceptability of prices and bids for construction;

                    (x) Policies for supervision of construction work and scheduling of construction work;

                    (xi) Techniques and methods for conduit and cable placement;

                    (xii) Advice in the location and installation of the Exchange and other transmission or reception equipment and the selection and purchase thereof;

                    (xiii) Advice in selecting and applying for spectrum; and

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                    (xiv)  Techniques and methods for the installation and
maintenance for the Exchange, transmission and customer premises equipment.

          4.5  PROGRAMMING

          SaskTel shall assist the Company with the filling of the array of television channels of the Systems through the selection of programming offered by international sources.

          4.6  PUBLIC RELATIONS

          SaskTel shall assist the Company with its governmental and community relations.

     5.   APPOINTMENT AND SECONDMENT OF CERTAIN OFFICERS

     During the term of this Agreement, SaskTel shall have the right to designate the persons who serve as the Chief Technology Officer, Controller and Switch Engineer of the Company, including persons chosen as replacements upon any resignation of such persons from such positions. SaskTel shall consult with the Company to determine whether the Company shall employee such persons directly or whether such persons shall be seconded from employment of SaskTel or its Affiliates.

     6.   OFFICE WORK SPACE AND OTHER ASSISTANCE

     To the extent reasonably required for the provision of SaskTel's services pursuant to this Agreement, the Company shall furnish to any of SaskTel's employees and personnel who are temporarily in New Zealand, at the sole cost and expense of the Company, adequate office or other work space, computers, and secretarial, clerical or other assistance. Likewise, the Company will make available to SaskTel's employees who are performing services under this Agreement access to all records, equipment, and areas within the control of the Company as may be reasonably requested by such personnel. SaskTel undertakes not to use any facilities or assistance provided by the Company hereunder other than for the sole purpose of performing its obligations pursuant to this Agreement.

     7.   INDEPENDENT CONTRACTOR

     In the performance of its duties and responsibilities under this Agreement, SaskTel shall be and shall act solely as an independent contractor, and nothing contained in this Agreement or in the relationship of the Company and SaskTel shall constitute or be construed to be or to create a partnership or joint venture between the Company and SaskTel.

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     8.   FEES AND PAYMENT

          8.1 During the period of this Agreement, the Company shall reimburse SaskTel for all expenses reasonably incurred by its employees and personnel in the provision of services pursuant to this Agreement ("Expenses"), which Expenses shall include the following:

               (a) Travel, meal and lodging expenses, either in New Zealand or elsewhere;

               (b) Salary and reasonable administrative expenses, including expenses with respect to the persons seconded for SaskTel or its Affiliates pursuant to Section 5, which shall include without limitation, bonuses, cost-of-living adjustments, reimbursement for leave days, pension, disability, medical and life insurance and other benefits consistent with those provided by SaskTel, vehicle, relocation and repatriation expenses and other coasts associated with international ex patriate employees; and

               (c) Fees and expenses of advisors, consultants and independent contractors (such as accountants, market consultants and attorneys) engaged by SaskTel with the written consent of the Company.

          8.2 Thirty days after the end of each calendar month, SaskTel shall supply to the Company a report of the above-mentioned Expenses and the Company shall pay SaskTel for such Expenses within 30 days after the receipt of such report.

          8.3 SaskTel shall be entitled to receive a fee (the "Fee") of (a) 2.5 percent (2.5%) of the gross revenues so long as SaskTel owns at least 20% or greater of the Company or (b) if SaskTel owns less than 20% of the Company, the percentage of the gross revenues equal to 5 multiplied by SaskTel's ownership percentage interest in the Company.

          8.4 The Fee shall be paid within 45 days following the end of the month for which the Fee is due.

          8.5 All payments due under this Clause shall be made in Canadian dollars strictly in accordance with this Clause.

          8.6 All payments made to SaskTel hereunder shall be by means of official telegraphic transfer remittance, mail transfer remittance or banker's cheque to an account established at bank(s) designated by SaskTel.

     9.   WARRANTY AND INDEMNITY

     The Company shall indemnify and keep SaskTel fully indemnified from and against any loss, claim or damage incurred by SaskTel or the Company as a result of any action or claim brought against it by any third party in respect of the provision by SaskTel of the services stipulated under this Agreement.

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     10.  DURATION

     This Agreement shall be effective upon the date hereof, and shall expire on a date ten years thereafter, or unless terminated earlier in accordance with
Section 11 below.  Thereafter, unless terminated earlier in accordance with
Section 11 below, this Agreement shall be continued from year to year unless SaskTel or the Company provides written notice to the other party ninety (90) days prior to the end of such yearly extension.

     11.  TERMINATION

          11.1 This Agreement shall forthwith terminate with respect to one party upon written notice of termination to it by the other party if the first party is in breach of its material obligations hereunder (including but not limited to the payment of any sums due hereunder) and such breach, if capable of remedy, has not been remedied at the expiry of thirty (30) days following written notice to that effect having been served on such party by the other party indicating the steps required to be taken to remedy the failure.

          11.2 This Agreement may be terminated by SaskTel or the Company upon sixty (60) days written notice in the event SaskTel or an Affiliate of SaskTel, no longer has an equity interest in the Company.

     12.  CONFIDENTIALITY

     Each party hereto acknowledges that, in connection with the services to be provided by SaskTel hereunder, it may receive confidential and proprietary information of a business, financial, technical or other type, from the other party or from an Affiliate of the other party. The Company agrees that any such information that it receives is to be used by the Company only for exploitation of the Network. SaskTel agrees that any such information that it receives will be used only for the performance of its obligations hereunder. Without limiting the generality of the foregoing, neither party shall commercially exploit any confidential proprietary information for purposes other than those contemplated by this Agreement. Each party shall use its best efforts to keep confidential all information of a proprietary nature that it receives in connection with this Agreement; provided, however, that the party's respective obligations under this Clause shall not relate to any matter falling within the public domain otherwise than by reason of a breach of this Agreement by the party that has received the information. The provisions of this Clause shall be binding upon the affiliates, partners, officers, directors, shareholders, employees and agents of the parties, and shall survive the termination of this Agreement.

     13.  MISCELLANEOUS

          13.1 No variation of this Agreement shall be effective unless in writing and signed by or on behalf of all of the parties.

          13.2 If any term or provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or

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part shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

          13.3 All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of the same in person to the intended addressee, by facsimile transmission to such party at the facsimile number set forth for such party on the signature pages below, or by depositing the same with Federal Express or another reputable private international courier service for the soonest business day delivery offered by such courier service to the intended addressee at its address set forth below, or at such other address or telecopy number as may be designated by such party.

          Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if delivered in person, when actually delivered to the relevant address; (b) if given by courier, on the fifth business day (of the sending party) after submitted to the courier with appropriate delivery instructions; or (c) if given or made by facsimile, when dispatched if the transmission report has the correct number of pages and correct facsimile number of the recipient on it.

          For purposes of this Agreement, Denver, Colorado time shall be used in the calculation of any notice period. With the start of any notice period being deemed to commence on the date, Denver time, that such action occurred, regardless of in which time zone such action occurred, and the notice period being deemed to end at the end of the day, Denver time, of the last day of the requisite period following the deemed start date.

          To the Company:  Saturn Communications Limited
                           75 The Esplanade
                           Petone, P.O. Box 38-600
                           Wellington, New Zealand
                           Attention:  Chief Executive Officer
                           Facsimile:  (644) 915-5100

          To SaskTel:      SaskTel Holding (New Zealand), Inc.
                           2121 Saskatchewan Drive
                           Regina, Saskatchewan
                           Canada  S4P 3Y2
                           Attention:  President
                           Facsimile:  (306) 359-7475


          13.4 No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

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          13.5  No party shall be entitled to assign this Agreement or its rights or obligations hereunder save as expressly provided herein or with the written consent of the other parties; however this Agreement may be assigned by SaskTel to an Affiliate.

          13.6  This Agreement shall be governed by the laws of New Zealand.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                        SATURN COMMUNICATIONS LIMITED



                                        By:/s/ Michael T. Fries
                                           ----------------------------------
                                           Michael T. Fries, Director

                                        SASKTEL HOLDING (NEW ZEALAND), INC.



                                        By:/s/ Donald R. Ching
                                           ----------------------------------
                                           Donald R. Ching, Chairman of the
                                            Board



                                        By:/s/ D. J. Bassen
                                           ----------------------------------
                                           D.J. Bassen, President

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